Exhibit 10.51

2018 Genworth Financial, Inc. Omnibus Incentive Plan

2021-2023 Performance Stock Unit Award Agreement

Dear #ParticipantName#:

You have been selected to receive a Performance Stock Unit Award (“Award”) under the 2018 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), on the terms and conditions set forth below. This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.

Grant of Performance Stock Units. You are hereby granted performance stock units (“Units”), representing the right to earn, on a one-for-one basis, Shares of Genworth Financial, Inc. (together with its affiliates, the “Company”) Class A common stock (“Shares”), all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee of the Genworth Financial, Inc. Board of Directors (the “Committee”). The Units represent the right to earn from 0% to 200% of the Target Award, based on (i) your continued future employment, and (ii) the Company’s level of achievement of the Performance Goals during the Performance Period, in accordance with the terms of this Award Agreement.

a.	Grant Date. The “Grant Date” of your Units is #GrantDate#.

b.	Target Award. The “Target Award” of Shares subject to this Award is #QuantityGranted#.

c.	Performance Goals. The “Performance Goals” are as set forth on Exhibit A.

d.	Performance Period. The “Performance Period” shall commence as set forth on Exhibit A with respect to each Performance Goal and shall continue through December 31, 2023.

2.

Agreement to Participate. You have been provided with this Award Agreement, and you have the opportunity to accept this Award Agreement, by accessing and following the procedures set forth on the stock plan administrator’s website. The Plan is available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan at any time by contacting Human Resources at the address or telephone number set forth in Section 12(a). By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Units and/or Shares issued pursuant to the Plan and this Award Agreement.

If you do not wish to accept the Units and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

3.

Earning and Vesting of Units. The Units shall not provide you with any rights or interests therein until the Units have been earned and vested. Not later than March 15 following the end of the Performance Period (the “Vesting Date”), the Committee shall determine and certify the level of achievement of the Performance Goals and determine the number of Units earned and vested (“Confirmed Units”). Any Units that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

4.

Conversion to Shares. The Confirmed Units shall automatically convert to Shares on the Vesting Date (the “Conversion Date”). These Shares will be registered on the books of the Company in your name as of the Conversion Date.

If for any reason the Committee is unable to certify the level of achievement of the Performance Goals by March 15 following the end of the Performance Period, then the Vesting Date shall be March 15 following the end of the Performance Period, but the determination of the number of Confirmed Units and the Conversion Date shall be delayed, in the discretion of the Committee, for such period as may be required for the Committee to certify the level of achievement of the Performance Goals, but in no event shall the Conversion Date extend beyond December 31 following the end of the Performance Period.

5.

Treatment of Units Upon Termination of Employment. Subject to Section 6 below, the Units shall be immediately and automatically cancelled upon termination of your service with the Company prior to the Vesting Date, for any reason other than (i) a “Layoff,” as such term is defined or described in the Genworth Layoff Payment Plan (a “Layoff”), (ii) your death or Total Disability, or (iii) Retirement. If your service with the Company terminates prior to the Vesting Date as a result of (i) a Layoff, (ii) your death or Total Disability, or (iii) Retirement, then the Award shall fully vest as of your termination date, and you (or your estate, in the event of your death) shall receive a pro rata payout on the regular Conversion Date following completion of the Performance Period, determined by multiplying the Confirmed Units that otherwise would have paid out based on actual performance for the entire Performance Period, multiplied by a fraction, the numerator of which is the number of full months elapsed from the first day of the Performance Period until the date of your termination, and the denominator of which is the number of months in the Performance Period.

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Retirement” shall mean your resignation other than for Cause on or after the date on which you have attained age sixty (60) and accumulated five (5) or more years of “continuous service” as defined under the Company’s “Continuous Service Policy” or equivalent.

“Total Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

6.	Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), the Units shall be treated as set forth in this Section 6.

a.

Qualifying Change of Control and Awards are Not Assumed. Upon the occurrence of a Qualifying Change of Control (as defined below) in which the Successor Entity fails to Assume and Maintain this Award of Units, the Units shall immediately vest as of the effective date of such Qualifying Change of Control; shall be deemed earned based on actual pro rata performance as of the date of such Qualifying Change of Control, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant Performance Goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; shall be distributed or paid to you within thirty (30) days following the date of the Qualifying Change of Control pro rata based on the portion of the Performance Period elapsed on the date of the Qualifying Change of Control in cash, Shares (based on the value of the Shares as of the effective date of the Change of Control), other securities, or any combination, as determined by the Committee; and shall thereafter terminate, provided that the circumstances giving rise to such Qualifying Change of Control meet the definition of a “change in control event” under Code Section 409A.

b.

Employment Termination without Cause or for Good Reason within 12 Months of a Qualifying Change of Control. If a Qualifying Change of Control occurs and the Successor Entity Assumes and Maintains this Award of Units, and if your service with the Successor Entity and its Affiliates is terminated by the Successor Entity or one of its Affiliates without Cause (other than such termination resulting from your death or Total Disability) or by you for Good Reason (as such terms are defined below) within twelve (12) months following the effective date of such Qualifying Change of Control, then the Units shall immediately vest as of the date of termination of your service with the Successor Entity and its Affiliates; shall be deemed earned based on actual pro rata performance as of the date of termination of your service with the Company, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant Performance Goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; shall be distributed or paid to you, subject to Section 6(d), within thirty (30) days following the date of termination of your service with the Successor Entity and its Affiliates pro rata based on the portion of the Performance Period elapsed as of the termination of your service with the Successor Entity and its Affiliates; and shall thereafter terminate.

c.

Employment Termination without Cause or for Good Reason within 12 Months of a Non- Qualifying Change of Control. If a Non-Qualifying Change of Control (as defined below) occurs and if your service with the Company is terminated by the Company without Cause (other than such termination resulting from your death or Total Disability) or by you for Good Reason within twelve (12) months following the effective date of the Non-Qualifying Change of Control, then the Units shall immediately vest as of the date of termination of your service with the Company; shall be deemed earned based on actual pro rata performance as of the date of termination of your service with the Company, to the extent such performance can be reasonably established in the sole discretion of the Committee, or otherwise based on an assumed achievement of all relevant Performance Goals at “target” levels, if actual pro rata performance cannot be reasonably established in the sole discretion of the Committee; shall be distributed or paid to you, subject to Section 6(d), within thirty (30) days following the date of termination of your service with the Company pro rata based on the portion of the Performance Period elapsed on the date of the Change of Control; and shall thereafter terminate.

d.

Delay in Payment in Certain Circumstances. If the Units become vested upon your separation from service pursuant to Sections 6(b) or 6(c) during a period in which you are a “specified employee” (as defined below), then, to the extent delivery of Shares would constitute non-exempt “deferred compensation” under Section 409A of the Code, your right to receive the Shares will be delayed until the earlier of your death or the first day of the seventh month following your separation from service.

e.	Defined Terms. For purposes of this Award Agreement:

(i)	“Business Unit Sale” shall mean the Company’s sale or disposition of all or any portion of a business unit.

(ii)

“Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Total Disability); (ii) your commission, conviction or pleading guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) your willful engagement in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company, monetarily or otherwise; or (iv) your material violation or breach of any Company policy, or any noncompetition, confidentiality, or other restrictive covenant with respect to the Company, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company.

(iii)

“Good Reason” shall mean any material reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

(iv)

“Non-Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that results from a Business Unit Sale, provided that following such Change of Control (i) the Company remains in existence as a publicly-traded company (separate and apart from any Successor Entity resulting from the Change of Control, and regardless of whether the Company continues to use the name “Genworth Financial, Inc.” or a different name), (ii) your employment with the Company is not terminated by the Company without Cause in connection with the Change in Control, and (iii) the Units subject to this Award Agreement remain outstanding.

(v)	“Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that is not a Non-Qualifying Change of Control.

(vi)

“Specified Employee” shall have has the meaning given such term in Internal Revenue Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company’s Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Award Agreement.

7.	Restrictive Covenants. As a condition to receiving payment of the Award, you agree to the following:

a.

Non-Disparagement. Subject to any obligations you may have under applicable law, you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its agents, officers, directors or employees. Nothing in this section shall limit your ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

b.

Non-Solicitation of Customers or Clients. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company for any reason, directly or through another person, solicit or contact any of the customers or clients of the Company with whom you had material contact during your employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

c.

Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company, directly or through another person, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

8.

Payment of Taxes. The Company has the authority and the right to deduct or withhold, or require you to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to any taxable event arising as a result of the vesting or payment of this Award. With respect to such withholding, the employer may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct in cash or Shares any such taxes from any payment of any kind otherwise due to you.

9.

Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon this Award, your right to receive any payment pursuant to the terms of this Award shall be immediately and automatically be forfeited, and this Award Agreement shall be null and void.

10.

Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you. The Committee’s interpretation of the Plan and this Award Agreement, and all decisions and determinations by the Committee with respect to the Plan and this Award Agreement, shall be final, binding, and conclusive on all parties.

11.

Limitation of Rights. The Units do not confer to you or your beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. This Award Agreement shall not confer upon you any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate your employment at any time.

12.	Plan; Prospectus and Related Documents; Electronic Delivery.

a.

A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b.

As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c.

The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

d.

By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

13.

Amendment, Modification, Suspension, and Termination. Subject to the terms of the Plan, this Award Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect your rights hereunder without your consent. Notwithstanding the foregoing, you hereby expressly agree to any amendment to the Plan and this Award Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

14.

Entire Agreement; Plan Controls. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

15.	Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

16.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

Please refer any questions you may have regarding your Performance Stock Unit Award to the Executive Vice President of Human Resources.

Acceptance Date: #AcceptanceDate#

Exhibit A

2021-2023 Performance Stock Unit Award Goals

•	Payout for performance between points is interpolated on a straight-line basis.

•	No payout shall be earned for performance below threshold level for the Performance Period.

•

Notwithstanding the level of achievement of the Performance Goals set forth below, the Committee may exercise negative discretion to pay out a lesser amount, or no amount at all, under the Performance Stock Unit Award, based on such considerations as the Committee deems appropriate.

Weight of Goal (%)	($ in Millions)	Consolidated Genworth Adjusted Operating Income (Loss) (1)(2)(3)(4)
	Performance Period	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
January 1, 2021 –December 31, 2023

(1)

“Consolidated Genworth Adjusted Operating Income (Loss)” shall mean U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes.

Consolidated Genworth Adjusted Operating Income (Loss) may be adjusted for purposes of management performance evaluation to exclude the impacts from in-force reserve changes from future period assumption changes (e.g. mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, legal fees and settlement costs related to merger & acquisition litigation, any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction), and professional fees related to the implementation of the Long Duration Targeted Improvements (LDTI) accounting standard. Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2021, 2022 or 2023 that are not included in forecast assumptions.

(2)

Consolidated Genworth Adjusted Operating Income (Loss) will be measured as follows: for U.S. Mortgage Insurance Segment and Corporate and Other Activities, January 1, 2021 to December 31, 2023 Performance Period; for U.S. Life Insurance and Runoff Segment, January 1, 2021 to December 31, 2022.

(3)

Excludes impacts from proposed merger with Asia Pacific Global Capital Co., Ltd. (“the Parent”), a subsidiary of China Oceanwide Holdings Group Co., Ltd (together with its affiliates, “China Oceanwide”), related to Purchase-GAAP. It is expected that all threshold, target and maximum performance goals for each Performance Period will be adjusted (up or down, as appropriate) at the time the Company closes its proposed merger with the Parent in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.

(4)

In evaluating performance, the Committee shall exclude the impact, if any, on reported financial results of any of the following events that occur during the Performance Period: a) acquisitions and divestitures, b) shareholder dividends or common stock repurchases and c) changes in accounting principles or other laws or provisions.

Weight of Goal (%)	Percentile Rank (%)	Total Shareholder Return (“TSR”) (Percentile Ranking Relative to Peer Group) (1)(2)(3)
	Performance Period	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Grant Date –December 31, 2023

(1)

The payout that may be earned based on the TSR portion of this Award’s goal will be determined based on the Company’s Percentile Ranking relative to its Peer Group; provided, however, that in no event will the total dollar value of the Confirmed Units with respect to the TSR-goal portion of the Award exceed 800% of grant date fair value of the TSR-goal portion of the Award.

(2)

“Peer Group” shall mean the constituents of the S&P 400 Financials Sector on the Grant Date (each such constituent, a “Peer Company”), subject to “Peer Group Adjustments,” which shall mean the following adjustments to the comparison Peer Group in the event of a corporate transaction for a Peer Company:

Merger with Company in Peer Group	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

Merger with Company not in Peer Group where Peer Company survives	In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction of a Peer Company by an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

Merger with Company not in Peer Group where Peer Company is not the survivor/Peer Company taken private	In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

Bankruptcy, Liquidation or Delisting	In the event of a bankruptcy, liquidation or delisting of a Peer Company at any time during the Performance Period, such company shall remain a Peer Company and be assigned a TSR of -100%. Delisting shall mean that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any voluntary going private or similar transaction.

Spin-off Transaction	In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the fair market value of the distribution on the date of such distribution; the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

(3)	TSR performance results shall be calculated as follows:

•

“Percentile Ranking” shall be calculated using the following formula, where N is equal to the total number of Peer Companies (including the Company) and “Company Rank” is a ranking of the Company’s TSR Performance over the Performance Period relative to the Peer Companies (such that the company with the highest TSR Performance is ranked number one):

•	“TSR Performance” shall be calculated as follows:

(Ending Average Share Price – Starting Average Share Price) + Dividends Reinvested

Starting Average Share Price

•	“Starting Average Share Price” is equal to the average closing price over the 20 trading days beginning on and including the Performance Period start date.

•	“Ending Average Share Price” is equal to the average closing price over the last 20 trading days of the Performance Period (Including the final day).

•

“Dividends Reinvested” shall mean dividends paid with respect to an ex-dividend date that occurs beginning from the date when the Starting Average Share Price is measured through the end of the Performance Period (whether or not the dividend payment date occurs during this period), which shall be deemed to have been reinvested in the underlying common shares.

Special Rules for Pending Merger with China Oceanwide

The Company is party to an Agreement and Plan of Merger agreement with China Oceanwide Holdings Group Co., Ltd. dated October 21, 2016 (the “Merger Agreement”). The corporate merger contemplated by the Merger Agreement (the “Merger”) may be completed during 2021, although this is not guaranteed (if and when completed, the “Closing”). The following provisions are contingent upon the Closing of the Merger.

(1) Conversion to Cash Award. Pursuant to the terms of the Merger Agreement, upon the Closing, the Units will convert into units the value of which is based on the merger consideration to be received for the Stock in the Merger, which is a cash amount equal to $5.43 per share. Thus, after the Closing, each Unit will represent the right to receive the number of Units earned (depending upon the achievement of the applicable Performance Goals) multiplied by $5.43, and subject to the other terms and conditions of this Agreement and the Plan.

(2) Adjustment of Award. Pursuant to Section 4.4 of the Plan, the Committee may in its sole discretion make such adjustments to the Award to reflect the Merger or otherwise prevent dilution or enlargement of rights or benefits thereunder, as it deems appropriate. The Committee expects that it will make adjustments to the Award to reflect the expected impact of the Merger, which may include, without limitation, adjustments to the Performance Goals set forth on this Exhibit A, adjustments deemed necessary or appropriate to properly reflect the conversion to purchase GAAP accounting and any other changes in accounting rules or tax laws, and adjustments related to any reorganization or restructuring plans programs. Any such adjustment will be communicated to you in writing, shall be binding on all persons and shall not constitute an amendment of this Award.

(3) Qualifying Change of Control. For purposes of this Agreement and the Plan, the Committee has determined that the Closing of the Merger pursuant to its current terms would be a Change of Control that constitutes a “Qualifying Change of Control” pursuant to which a “Successor Entity” will “Assume and Maintain” this Award of Units. Thus, the provisions of Section 6(b) of this Agreement, which provides special rules for the vesting of the Units upon certain terminations of employment within 12 months following a Change of Control, will apply following the Closing.

Acceptance Date: #AcceptanceDate#